Mantyla McReynolds LLC
   The CPA. Never Underestimate The Value.K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 15, 2006, on the balance sheet of YaFarm Technologies, Inc. as of December 31, 2005 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004 in the Registration Statement on Form SB-2 of YaFarm Technologies, Inc.

/s/ Mantyla McReynolds

Mantyla McReynolds, LLC
Salt Lake City, Utah
February 16, 2007

5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481